Contacts:
Cris Larson PDL BioPharma, Inc. 775-832-8505 Cris.Larson@pdl.com	Jennifer Williams Cook Williams Comm. 360-668-3701 Jennifer@cwcomm.org

PDL BioPharma Receives Letter from Genentech
Relating to European Patents

INCLINE VILLAGE, NV, August 13, 2010 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today it has received a facsimile letter from Genentech asserting that Avastin®, Herceptin®, Lucentis® and Xolair® (the Genentech Products) do not infringe supplementary protection certificates (SPCs) granted by various countries in Europe to PDL and is seeking a response from PDL to these assertions.  The letter was received at 4:00 pm PDT on Wednesday, August 11, 2010.

The letter does not suggest that the Genentech Products do not infringe PDL’s United States patents to the extent that such Genentech Products are made, used or sold in the United States, including Genentech Products that are made in the United States and sold elsewhere.  As a result, PDL anticipates that Genentech will continue to make royalty payments on such activities.

PDL’s SPCs covering the Genentech Products effectively extend its European patent protection generally until December 2014, except that the SPCs for Herceptin will generally expire in July 2014.  PDL’s SPCs were applied for and granted by the relevant national patent offices in Europe and by their terms specifically cover the Genentech Products.  PDL believes that these SPCs are enforceable against the Genentech Products and intends to vigorously assert its SPC-based patent rights.

Genentech does not state what actions, if any, it intends to take with respect to its assertions and specifically stated that the letter is not “intended to comment on the validity of PDL’s SPCs in Europe.”  However, we note that Genentech and PDL entered into a settlement agreement related to certain intellectual property disputes in 2003 which imposes limitations on Genentech’s ability to challenge infringement of PDL’s patent rights which we believe apply in this instance, for example, by requiring Genentech to establish non-infringement of its products by a considerably higher standard than that typically applied by the courts.  In addition, in the settlement agreement, Genentech waived its right to challenge the validity of PDL’s patent rights, including its SPCs.  Certain breaches of this settlement agreement will subject Genentech to substantial liquidated and other damages.

Royalties on sales of the Genentech Products that are made and sold outside the United States accounted for approximately 30 percent of PDL’s revenue in the first half of 2010.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents that expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-Looking Statements

This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL’s existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL’s projected royalty revenues are based;
•	The outcome of pending litigation or disputes; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” section of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

###